SI-367802

Certificate Of Incorporation

I, ***MELANIE E. RIVERS*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Meihua International Medical Technologies Co., Ltd.

美华国际医疗科技有限公司

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 10th day of November Two Thousand Twenty

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 10th day of November Two Thousand Twenty

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 190821999108
www.verify.gov.ky
10 November 2020